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                                Exhibit 99
[GTSI Logo]
                                     Government Technology Services, Inc.
                                              4100 Lafayette Center Drive
                                                Chantilly, VA  20151-1200
                                                           (703) 502-2000
                                                             www.gtsi.com


Contacts:

Stephen Waechter                                                Fern Krauss
Sr. Vice President/CFO                                                 GTSI
GTSI                                                       (703)502-2054 or
(703) 502-2199                                               (301) 424-9140
Stephen_Waechter@gtsi.com                              Fern_Krauss@gtsi.com


          GTSI ANNOUNCES RESULTS OF ANNUAL STOCKHOLDERS' MEETING

                        All Four Proposals Approved

CHANTILLY, VA May 14, 1998 -- Government Technology Services, Inc. (Nasdaq: GTSI) today announced that all four proposals placed before the stockholders at the annual meeting on May 12, 1998 were approved. The stockholders approved an increase of the Company's authorized shares from 10,000,000 to 20,000,000 and approved the conversion of the Series C Preferred Stock held by BTG, Inc. to common stock. As a result of the conversion, BTG will receive 3,000,000 shares of GTSI common stock, representing 30.8% of the outstanding Company stock. BTG's shares are subject to certain restrictions contained in a standstill agreement. The stockholders also approved the election of the eight directors nominated by the Company and the increase by 1,000,000 shares to the Company's stock option plan.
     "I am pleased with the stockholders' support of each management initiative," said Dendy Young, GTSI's President, CEO and Chairman of the Board of Directors.
     GTSI is the largest dedicated government reseller providing broad-based information technology solutions. The Company offers access to over 150,000 information technology products from more than 2,100 manufacturers. Headquartered in the Washington, D.C. metropolitan area, GTSI employs more than 500 people and provides products and services to Federal, state and local government customers worldwide.

                                   -30-

GTSI is a registered service mark of Government Technology Services, Inc. All other trademarks and service marks are proprietary to their respective owners.